Exhibit 10.5

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is made effective as of the 1st day of July, 2016 (the “Effective Date”) by and between Evonik Corporation, an Alabama Corporation with its principal place of business at 299 Jefferson Road, Parsippany, New Jersey 07054 and with a facility at 750 Lakeshore Parkway, Birmingham, Alabama 35211 (hereinafter referred to as “Supplier”) and Flexion Therapeutics, Inc. with its principal place of business at 10 Mall Road, Suite 301, Burlington, Massachusetts 01803 (hereinafter referred to as “Purchaser”). Supplier and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, Supplier is engaged in the business of selling a certain polymer product known as […***…] as further identified in Exhibit A (hereinafter “Product”); and

WHEREAS, Purchaser is engaged in the business of formulation development and commercial manufacturing and desires to utilize and incorporate the Product, which Supplier shall supply in accordance with certain specifications agreed upon by Supplier and Purchaser to be attached as Exhibit B hereto (“Specifications”), as a raw material in Purchaser's subsequent manufacture of Purchaser’s product referred to as Zilretta™ (also known as FX006) containing the active ingredient triamcinolone acetonide (“Finished Product”); and

WHEREAS, Purchaser acknowledges, understands and agrees: (i) that Supplier is only willing to enter into this Agreement and to sell Product hereunder provided that Purchaser accepts and agrees to purchase Product subject to the terms and conditions hereof including but not limited to the disclaimer set forth in Section 2.4 hereof (the “Disclaimer”), and (ii) that Supplier is relying upon Purchaser’s warranties and representations to that effect, as an express inducement to enter into this Agreement; and

WHEREAS, upon the Effective Date the Parties have simultaneously executed a quality agreement (“Quality Agreement”) which describes the relationship of the Parties hereunder and the responsibilities of each Party regarding quality systems practices and activities concerning the Product. However, this Agreement will expressly and exclusively govern all provisions regarding the purchase and sale of all Product between the Parties and all terms, obligations, responsibility, and liability regarding same. The aforementioned Quality Agreement will only provide guidelines with regard to the quality of the Product and each Party’s responsibilities regarding quality systems practices and activities concerning the Product.

***Certain Confidential Information Omitted

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Supplier and Purchaser agree as follows:

The recitals described above are hereby expressly made part of this Agreement.

1.
DEFINITIONS. For purposes of this Agreement, the following terms have the meaning set forth below:
1.1
“Affiliate” of a Party means any person, corporation, association or other entity that directly or indirectly owns, is owned by, or is under common ownership of such Party, either now or at any time during the term of this Agreement. The terms “owns,” “owned,” or “ownership” mean the direct or indirect possession of more than fifty percent (50%) of the voting securities of, or income interest or comparable equity in, such entity.
1.2
““Applicable Laws”“ means all federal, state, and local ordinances, rules, and regulations of any kind whatsoever, which as it applies to Supplier are applicable to Product or the manufacture thereof or, as it applies to Purchaser, applicable to the Finished Product.
1.3
“Batch” means […***…] of monomer (lactide and glycolide) that is charged into a GMP commercial vessel yielding a minimum of […***…] of Product. The Parties will mutually agree upon any adjustments to the minimum volume of Product yield in a Batch and consequently the definition of Batch, annually, based upon actual Product yields.
1.4
“Binding Forecast” has the meaning set forth in Section 3.4(a).
1.5
“Certificate of Analysis” means a document certifying that the Product meets all Product Requirements. Each Certificate of Analysis shall also include the test results, batch lot number, location of manufacture, and date of manufacture.
1.6
“Confidential Information” has the meaning set forth in Section 8.1.
1.7
“Contract Year” means each consecutive twelve (12) month period beginning on the Effective Date or anniversary thereof, as applicable.
1.8
“Current Good Manufacturing Practices” (abbreviated “GMPs” or “cGMPs”) means the standards established by the FDA for current Good Manufacturing Practices, as specified in the International Pharmaceutical Excipients Council (IPEC) and the Pharmaceutical Quality Group (PQG) for current Good Manufacturing Practices for Pharmaceutical Excipients, as specified in the 2006 Guide (or their successor provisions), as any of the foregoing may be amended from time to time.
1.9
“Delivery Notice” has the meaning set forth in Section 3.6.
1.10
“Disclaimer” has the meaning set forth in the Preamble.

***Certain Confidential Information Omitted

0.11
“Disqualification” has the meaning set forth in Section 4.2(c).
0.12
“DMF” means any drug master file filed with the FDA, and any equivalent filing in other countries or regulatory jurisdictions covering Product.
0.13
“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.
0.14
“Excess” has the meaning set forth in Section 3.5.
0.15
“FDA” means the United States Food and Drug Administration and any successor agency or entity that may be established hereafter.
0.16
“Finished Product” has the meaning set forth in the Preamble.
0.17
“Firm Purchase Orders” has the meaning set forth in Section 3.4(a).
0.18
“Force Majeure” has the meaning set forth in Section 10.
0.19
“Initial Term” has the meaning set forth in Section 9.1.
0.20
“Latent Defect” means a failure of Product to meet the Product Requirements, upon delivery, that is not readily determinable upon a reasonable inspection of the Product (based on physical inspection, identity test on satellite sample(s), release testing of Product to the extent conducted by Purchaser at its sole discretion, and review of the Certificate of Analysis) which occurs at the time Product is delivered to the shipping destination point specified in the applicable Purchase Order.
0.21
“Losses” has the meaning set forth in Section 6.1.
0.22
“Nonbinding Forecast” has the meaning set forth in Section 3.4(a).
0.23
“Party” has the meaning set forth in the introductory paragraph to this Agreement.
0.24
“Price” has the meaning set forth in Section 3.8.
0.25
“Product” has the meaning set forth in the Preamble.
0.26
“Product Requirements” has the meaning set forth in Section 4.4(a).
0.27
“Product Technical File” means the technical file that describes non-confidential information regarding the facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of the Product.
0.28
“Purchaser” has the meaning set forth in the Preamble.
0.29
“Quality Agreement” has the meaning set forth in the Preamble.

***Certain Confidential Information Omitted

0.30
“Quality Failure” means (i) any failure by Supplier to materially comply the terms of the Quality Agreement; and (ii) which also results in a determination by Purchaser’s quality function that […***…].
0.31
“Regulatory Approval” means all authorizations by the appropriate Regulatory Authority necessary for commercial sale of Finished Product in a jurisdiction.
0.32
“Regulatory Authority” means any national, state, provincial, or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency or commission of any court, tribunal or judicial or arbitral body, including without limitation the FDA.
0.33
“Rejection Notice” has the meaning set forth in Section 3.5.
0.34
“Rejection Period” has the meaning set forth in Section 4.4(a).
0.35
“Renewal Term” has the meaning set forth in Section 9.1.
0.36
“Representatives” has the meaning set forth in Section 2.4.
0.37
“Reserved Amount” has the meaning set forth in Section 3.4(b).
0.38
“Rolling Forecast” has the meaning set forth in Section 3.4(a).
0.39
“Specifications” has the meaning set forth in the Preamble.
0.40
“Supplier” has the meaning set forth in the introductory paragraph to this Agreement.
0.41
“Supply Failure” means Supplier’s failure to either: (i) give Delivery Notice within […***…] days of the applicable delivery month, […***…] or more times in a Contract Year, or (ii) deliver Product which meet the Product Requirements, and failure to replace such Product within […***…] days during the first Contract Year and […***…] days in any other Contract Year, greater than […***…] per Contract Year.
0.42
“Term” has the meaning set forth in Section 9.1.
0.43
“Total Commercial Volume Requirement” means, for purposes of calculating Purchaser’s total volume requirements for Product for a given Contract Year, the total amount of […***…] that Purchaser orders for delivery from […***…] in a given Contract Year, that Purchaser intends to incorporate into Finished Product that is to be sold commercially.
0.44
“Validation Batches” means the batches used to validate Supplier’s Product manufacturing process and has the meaning set forth in Section 3.11.
2.
MANUFACTURE AND SALE OF PRODUCT
0.45
Subject to the provisions of the Disclaimer set forth in Section 2.4 below and the terms and conditions of this Agreement, Supplier agrees to sell Product to

***Certain Confidential Information Omitted

Purchaser in accordance with the terms hereof for the Term. This Agreement applies to all Product delivered from Supplier to Purchaser beginning as of the Effective Date through the Term. The terms and conditions of any purchase orders or quotations submitted prior to the Effective Date, for which Product will be delivered after the Effective Date shall be disregarded and all such sales of Product shall be governed pursuant to the terms of this Agreement, with the exception of pricing terms, which shall remain as specified in such purchase orders or quotations. From time to time and pursuant to Section 12 of this Agreement, Products may be added in writing to or deleted from Exhibit A with corresponding additions or deletions to the Specifications in Exhibit B attached hereto and made a part hereof, with the mutual written consent of the Parties.

0.46
Product shall meet the Specifications as set forth in Exhibit B, which Purchaser warrants and represents shall meet its needs.
0.47
Supplier agrees to supply the Product in accordance with the Specifications, all Applicable Laws, the DMF, cGMPs, and the […***…] and to furnish every Batch with a Certificate of Analysis, to confirm conformity to the Specifications; provided, however, that the Supplier’s obligations to supply Product in accordance with the […***…] shall be subject to the limitations in Section 6.4. Supplier additionally agrees to maintain a Product Technical File for the benefit of Purchaser. On an […***…] basis, within […***…] days of Purchaser’s annual report due date, Purchaser can request updates, which Supplier shall consider in good faith and upon reasonable notice, to the Product Technical File based on changes to the DMF, provided that Purchaser shall pay Supplier $[…***…] for such updates. For clarity, if there are no changes to the DMF, then there shall not be updates to the Product Technical File.
0.48
As an express inducement to Supplier to enter into this Agreement, Purchaser warrants and represents that it has read, understood and accepted and agrees to the following Disclaimer, and that the sale of Product hereunder is in all respects subject to such Disclaimer:

It shall be Supplier’s sole responsibility under this Agreement to provide Product that meets the Specifications, is made in accordance with cGMP, the DMF, and all Applicable Laws and has at least […***…] of shelf life remaining upon Delivery Notice. The suitability of the Specifications and/or of Product that conforms to the terms of this Agreement for use in Purchaser’s Finished Product […***…] and Purchaser shall indemnify, defend and hold Supplier and its parent, subsidiary(ies) and Affiliates and their respective directors, officers, employees, agents and assigns (“Representatives”) as set forth in Section 6.1.

0.49
Changes in Manufacturing. Purchaser may, upon written notice to Supplier, request changes to the Specifications, and Supplier agrees to negotiate in good faith an appropriate adjustment to the Price in order to accommodate such request.
3.
COMMERCIAL TERMS OF SALE

***Certain Confidential Information Omitted

0.50
During Contract Years […***…] of the Term of this Agreement, Purchaser agrees that, subject to Section 3.2, Purchaser shall order from Supplier […***…]%) of its Total Commercial Volume Requirements from Supplier. During Contract Years […***…] of the Term of the Agreement, Purchaser agrees that, subject to Section 3.2, Purchaser shall order from

Supplier at least […***…]%) of the Total Commercial Volume Requirements from Supplier.

0.51
Notwithstanding anything to the contrary contained in this Agreement:
(a)
Purchaser may either supply itself or obtain supply of Product from a third party in each of the following circumstances and, in each such circumstance, such supply of Product shall be included when determining if Purchaser’s minimum Total Commercial Volume Requirements have been met: (i) during any period in which Supplier is in breach or default of any provision of this Agreement in any material manner, (ii) for the Excess if Supplier provides a Rejection Notice pursuant to Section 3.5, (iii) if Purchaser cancels any unfulfilled part of a Firm Purchase Order pursuant to Section 3.7, (iv) if Purchaser has ordered a quantity of Product but Product is rightfully rejected by Purchaser pursuant to Section 4.4 and Supplier is to provide Purchaser a Product credit instead of replacement Product, (v) during any ongoing Force Majeure event declared by Supplier, or (vi) subject to the additional provisions in Section 6.4, during any period in which a Quality Failure has occurred and has not been cured within […***…] days of Purchaser’s notice or such other time period as agreed to by the Parties; and
(b)
Purchaser may, notwithstanding Purchaser’s minimum Total Commercial Volume Requirements in Section 3.1, during Contract Years […***…] of the Term, order material from a third party supplier in order to qualify (and thereafter maintain) alternative sources of supply of Product; provided, however, that Purchaser may only use up to an aggregative total of […***…] of Product […***…] from a third party during such time period in order qualify (and thereafter maintain) alternative sources of supply of Product.
0.52
To assure compliance with Section 3.1 and Section 3.2, Supplier shall have the right, […***…] during the Term of this Agreement, to, upon reasonable notice, have Purchaser’s records audited by an independent third party that is mutually acceptable to Supplier and Purchaser and that has entered into a confidentiality agreement reasonably acceptable to both Parties. The costs of such evaluations shall be borne by the Party against whom the audit is resolved. Further, in the event that it is found the Purchaser has failed to purchase the required percentage in a given Contract Year or a relevant minimum volume pursuant to Section 3.4(b),

Purchaser agrees to pay to Supplier within sixty (60) days of the close of such Contract Year, a Price equal to […***…] of Product Purchaser has failed to purchase […***…]. Failure by Purchaser to purchase the required percentage of Product per calendar year shall be considered a material breach of this Agreement unless the foregoing corrective payment has been timely made.

***Certain Confidential Information Omitted

0.53
Forecasting/Purchase Orders
(c)
Prior to the beginning of each calendar quarter during the Term (except for the first such calendar quarter, which shall be as soon as reasonable practicable after the Effective Date), Purchaser shall provide to Supplier a rolling […***…] month forecast of the quantity of Product (in Batches) to be ordered during the […***…] (“Rolling Forecast”). The Rolling Forecast shall be binding (“Binding Forecast”) on Purchaser and Supplier for the immediate subsequent […***…] but non-binding for the remainder of the forecast (“Nonbinding Forecast”). At least […***…] days prior to the desired Product delivery date, Purchaser shall provide firm and binding purchase orders (“Firm Purchase Orders”) to Supplier for its Product requirements. Each Firm Purchase Order shall designate the quantity of Product in Batches to be delivered, the desired delivery month, and delivery destination.
(d)
In each Contract Year, Supplier is required to deliver the volume of Product set forth in such Firm Purchase Orders up to the Binding Forecast. Furthermore, for each Contract Year, Supplier agrees to make available for Purchaser to purchase for delivery in the […***…] calendar quarter of that calendar year […***…], an additional […***…]%) of Product (rounded up to the next Batch based on minimum Batch size), based on the Binding Forecast for that Contract Year (the “Reserved Amount”). Furthermore, in the event that Purchaser does not purchase the Reserved Amount in a given Contract Year, Purchaser must […***…].
0.54
If the cumulative Firm Purchase Orders exceeds the Binding Forecast plus the Reserved Amount (such excess amount, the “Excess”), Supplier shall use commercially reasonable efforts to deliver to Purchaser the Excess. If Supplier determines that, despite such commercially reasonable efforts, Supplier will be unable to deliver the Excess, Supplier may reject the Excess portion of the applicable Firm Purchase Order so long as it provides Purchaser notice of such rejection within […***…] days of the receipt of the applicable Firm Purchase Order (“Rejection Notice”). For clarity, notwithstanding such rejection, Supplier shall remain bound to deliver the Binding Forecast Amount plus the Reserved Amount. If Supplier does not provide Purchaser a Rejection Notice within […***…] days of the receipt of the applicable Firm Purchase Order including an Excess, (i) such Firm Purchase Order including the Excess shall become binding on Supplier, and (ii) Supplier shall deliver the Binding Forecast Amount, the Reserved Amount and Excess set forth in such Firm Purchase Orders.
0.55
Once Product is ready for delivery, Supplier shall notify Purchaser by email at […***…] (“Delivery Notice”), and Purchaser shall then arrange for delivery of Product. If Purchaser does not facilitate delivery of Product within […***…] days of receipt of the Delivery Notice, Supplier may arrange delivery of Product and invoice Purchaser for Product and cost of delivery. Delivery shall be […***…]. Title and Risk of Loss of Product pass to Purchaser upon […***…]. The termination of this Agreement shall not relieve Purchaser from its obligations to timely pay for Product purchased and delivered hereunder. For clarity, the Delivery Notice is not considered provided unless and until Product meets the Product Requirements (defined herein) and is ready for final packaging.

***Certain Confidential Information Omitted

0.56
Supplier will make Delivery Notice of ordered Product by the […***…] but will not be liable for any damages for failure to provide Delivery Notice within […***…] except as set forth in this Agreement, including that: if Supplier fails to give Delivery Notice in the […***…] set forth in a Firm Purchase Order by greater than […***…] days, (i) […***…], (ii) if Purchaser elects to accept delivery of such Purchase Order, […***…]. Unless, Supplier receives notice that Purchaser wishes to cancel such Firm Purchase Order prior to Supplier giving Delivery Notice, Supplier shall deliver and Purchaser shall accept and purchase Product in accordance with this Section.
0.57
The Price of Product is as set forth in Exhibit A (“Price”).
0.58
All Product Prices are in U.S. dollars. Supplier shall submit invoices along with supporting documentation to Purchaser at the address and to the attention of the person identified by Purchaser on the Firm Purchase Order. Payment of undisputed amounts is due from Purchaser in full within […***…] days of the date of invoice receipt, which is presumed to have occurred within […***…] days of submission of an invoice to Purchaser at […***…]. If Purchaser is […***…] days late in payment of undisputed amounts, a […***…]% charge on undisputed amounts of the late invoice or, […***…], may be enforced and the appropriate invoice will be issued and become due. If Purchaser is more than […***…] days late in payment, a […***…]% charge on undisputed amounts of the late invoice or […***…] may be enforced […***…] and the appropriate invoice will be issued and become due. The Parties acknowledge and agree that where liquidated damages are provided as a remedy for the non-defaulting Party in this Section 3.9, such Party's actual damages are difficult to measure, such liquidated damages are reasonable compensation to the non-defaulting Party for its damages, and such liquidated damages are not a penalty. Further, if at any time, Purchaser fails to pay the undisputed amounts of an invoice when due, Supplier may, in its own discretion, […***…].
0.59
In ordering and delivering, the Parties shall use their standard ordering, invoicing, acknowledgment and/or shipping forms, but such forms shall be for the convenience of the Parties only, and nothing in those forms shall be construed as a modification or an amendment of the terms of this Agreement. In the event of any inconsistency between the terms of a Firm Purchase Order and this Agreement, the terms of this Agreement shall control, regardless of any provision to the contrary in any such Firm Purchase Order, and even if such Firm Purchase Order is dated later than this Agreement.
0.60
Initially Supplier will manufacture Product at its production facility located at […***…] which Purchaser represents has been qualified by Purchaser as a production facility for Product. However, upon mutual agreement by both Parties, Supplier shall attempt to have Product manufactured in its […***…] facility or another Supplier facility or location (if applicable). Once agreed, Supplier will make commercially reasonable efforts manufacture […***…] Batches for validation (“Validation Batches”) in its […***…] facility or such other Supplier facility or location and Purchaser agrees to purchase […***…] per Batch […***…] at the then current Price, in order for Purchaser to perform its own validation of the Product, of which Purchaser agrees to make commercially reasonable efforts to do within […***…]. Once the Product is validated by Purchaser,

***Certain Confidential Information Omitted

Purchaser shall purchase […***…] of Product from the Validation Batches […***…] and Supplier may manufacture Product for delivery to Purchaser under this Agreement from […***…]. For clarity, any purchase of Validation Batches shall be taken into account in determining whether Purchaser has satisfied its obligations under a Binding Forecast, but only with respect to Batches ordered by Purchaser under a Binding Forecast that Supplier has not started manufacturing at the time such Validation Batches are purchased.
4.
WARRANTY, REJECTION AND RECALLS
0.61
SUPPLIER PRODUCT WARRANTY. SUPPLIER MAKES NO WARRANTY WITH RESPECT TO THE PRODUCT OTHER THAN AS SET FORTH IN THIS ARTICLE 4 INCLUDING THAT, UPON DELIVERY, PRODUCT (i) MEETS SUPPLIER’S SPECIFICATIONS IN EXHIBIT B, (ii) WAS MADE IN ACCORDANCE WITH cGMP, THE DMF, AND ALL APPLICABLE LAWS, AND (iii) PRODUCT HAS AT LEAST […***…] OF SHELF LIFE REMAINING. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES AND SUPPLIER MAKES NO WARRANTY OF, AND SHALL HAVE NO LIABILITY FOR ANY OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. PURCHASER SHALL NOT MAKE ANY REPRESENTATION OR WARRANTY ON BEHALF OF SUPPLIER.
0.62
Supplier further represents, warrants and covenants that:
(e)
Upon delivery, title to Product will pass to Purchaser free and clear of any security interest, lien or other encumbrance.

***Certain Confidential Information Omitted

(f)
The facility used to manufacture Product was in material compliance with all Applicable Laws at the time of such manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities);
(g)
neither Supplier, nor any third party or Affiliates engaged by Supplier under this Agreement, has ever been, are currently, or shall become: (i) disqualified or debarred by the FDA (including United States law, including the statutory debarment provisions at 21 U.S.C. § 335a(a) or (b) or is under consideration or investigation to be disqualified or debarred, or has been convicted of, or is currently charged with, a felony for conduct relating to the development, approval, regulation or handing of any drug product under any Applicable Law; (ii) charged or convicted for conduct relating to the development or approval of, or otherwise relating to the regulation of, any drug product under any Applicable Laws; (iii) excluded or threatened with exclusion under state or federal laws, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 U.S.C. Part 1003; (iv) ineligible for contract with the federal government; or (v) subject to similar actions by any state, local, or foreign governmental authority (collectively “Disqualification”). Supplier agrees to notify Purchaser immediately, in the event that Supplier or any of its officers, directors, employees, agents, or parties under contract to perform and work under this Agreement (i) becomes subject to Disqualification, or (ii) receives or becomes aware of an action, notice of action, inquiry, or investigation with relating to or that could result in Disqualification during the Term. In the event that Supplier receives any notice of actions set forth in this Section, without limiting any other rights or remedies of Purchaser, Purchaser shall, upon sixty (60) days’ notice and opportunity for Supplier to cure within such sixty (60) day period (to the extent such Disqualification is capable of being cured and to the reasonable satisfaction of Purchaser), have the right to terminate this Agreement pursuant to the provisions of this Agreement. Any termination by Purchaser pursuant to this Section shall be deemed to be a termination by Purchaser for material breach of this Agreement by Supplier. Supplier shall remove the individuals who have caused such action from performing any work associated with this Agreement;
(h)
entering into this Agreement with Purchaser and Supplier’s manufacture of Product do not, and shall not, breach any agreement that obligates Supplier to keep in confidence any trade secrets or confidential information of any third party; and
(i)
the manufacture of Product provided under this Agreement will not infringe the intellectual property rights of any third party, and Supplier will promptly notify Purchaser in writing should it become aware of any claims asserting such infringement.
0.63
Purchaser Warranty. Purchaser warrants and represents that (i) it has read, understood, accepts and agrees to be bound by the provisions of this Agreement, including Supplier’s disclaimer in Section 2.4 above and (ii) without Supplier’s written consent, it shall not make or request any third party to make any analysis or any observation of the chemical composition and/or physical characteristics of the Product

***Certain Confidential Information Omitted

for the purpose of reverse-engineering the Product (i.e. for the purpose of recreating such Product).
0.64
Rejection of Product for Failure to Conform to Specifications
(j)
Purchaser shall have (i) […***…] days after the receipt of any shipment of Product, or (ii) in the case of Latent Defects, for which Purchaser shall have […***…] days from the date of its determination that Product does not conform to the Product Requirements and a maximum of […***…] from delivery of Product (in each case a “Rejection Period”), to inspect the Product, to conduct quality control testing to determine conformity to the Specifications, cGMPs, the DMF, and all Applicable Laws (“Product Requirements”); provided, however, that with respect to Applicable Laws, the determination shall be based upon conformance to Applicable Laws in a material manner. If Purchaser fails to give such notice within the Rejection Period, the Product shall be deemed to conform to the terms of this Agreement, and Purchaser shall be bound to accept and pay for the Product in accordance with the terms of this Agreement. Purchaser expressly waives any rights Purchaser may have to revoke acceptance after the Rejection Period.
(k)
If such Product fails to meet the Product Requirements, Purchaser may return the entire shipment, or any portion thereof, to Supplier at Supplier’s expense within a reasonable time following the above described testing provided that notice of non-conformity is received by Supplier from Purchaser within the applicable Rejection Period. Supplier shall replace such returned Product as soon as reasonably possible and in no event longer than […***…] days at Supplier’s expense using expedited shipment with Product which conforms to the Product Requirements or in the event Supplier cannot replace such returned Product within […***…] days, promptly provide Purchaser with full credit for the returned Product including all shipping and other charges. Should there be a discrepancy between Purchaser's Product test results and the results of testing performed by Supplier pursuant to this Section 4.4, including any disagreement regarding whether or not Product has met Product Requirements, such discrepancies shall be finally resolved by testing performed by a third party mutually agreed upon by Purchaser and Supplier. The costs of such testing shall be borne by the Party against whom the discrepancy is resolved.
(l)
Supplier’s measurements shown on the packaging slip accompanying each delivery shall be deemed to be correct unless Purchaser notifies Supplier in writing of a shortage within […***…] days of the date of the Product is delivered to the shipping destination point specified in the applicable Firm Purchase Order. In the event of a shortage, Purchaser will remain liable for payment for the Product delivered and Supplier shall promptly deliver to Purchaser an amount of Product necessary to eliminate such shortage.
0.65
Recall. Purchaser shall be responsible for coordinating the recall of Finished Product. Purchaser shall notify Supplier if any Product is the cause of a recall and provide Supplier with a copy of relevant documents relating to such recall. Supplier shall reasonably cooperate with Purchaser in connection with any recall. Unless such recall is caused by […***…], Purchaser shall be responsible for all of the costs and

***Certain Confidential Information Omitted

expenses of such recall. If a recall, product withdrawal or field correction is necessary due to […***…], Supplier will bear the reasonable costs associated with such recall, product withdrawal or field correction (including, but not limited to […***…]) as well as responsible for the costs and expenses of the […***…]. For clarity, notwithstanding anything in this Section, any and all Supplier costs and liability pursuant to this Section 4.5 are […***…].
5.
RESPONSIBILITIES OF PURCHASER

Purchaser shall be fully responsible for compliance with any and all Applicable Laws relating to the design, production, and sale of Finished Product.

6.
INDEMNIFICATION, LIMIT OF LIABILITY AND THE QUALITY AGREEMENT
0.66
Purchaser hereby agrees to indemnify, save harmless and defend Supplier and Representatives from and against any and all third party losses, liabilities, claims, penalties, forfeitures, suits, and the cost and expenses incident thereto (including cost of defense, settlement and reasonable attorney’s fees) (“Losses”) which Supplier or Supplier’s Representatives may hereafter incur, become responsible for or pay out to the extent: (1) caused by Purchaser’s breach of any term or provision of this Agreement, including but not limited to Section 2.4, (2) caused by the gross negligence, misconduct or omission of Purchaser, its Affiliates or its or their employees or agents in the performance of this Agreement, (3) relating to or arising out of the suitability of the Specifications and/or the use of conforming Product, including the use of conforming Product in Purchaser’s products including Finished Product, or (4) due to the infringement or misappropriation of the intellectual property rights of any third party by Purchaser’s Finished Product; except in each case to the extent such Losses result from matters contemplated by Section 6.2.
0.67
Supplier hereby agrees to indemnify, save harmless and defend Purchaser and Representatives from and against any and all third party Losses which Purchaser or Purchaser’s Representatives may hereafter incur, become responsible for or pay out to the extent: (1) caused by the gross negligence, misconduct or omission of Supplier, its Affiliates or its or their employees or agents in the performance of this Agreement, or (2) due to the infringement or misappropriation of the intellectual property rights of any third party by Product or its manufacture; except in each case to the extent such Losses result from matters contemplated by Section 6.1.
0.68
EACH PARTY’S LIABILITY UNDER THIS AGREEMENT FOR EACH CLAIM, SHALL BE LIMITED TO […***…] THE PURCHASE PRICE OF THE BATCH OF PRODUCT SUPPLIED (OR TO HAVE BEEN SUPPLIED) HEREUNDER IN RESPECT OF WHICH DAMAGES ARE CLAIMED. FURTHERMORE, EACH PARTY’S LIABILITY UNDER THIS AGREEMENT IN THE AGGREGATE, SHALL BE LIMITED TO […***…] THE PURCHASE PRICE OF ALL PRODUCT SUPPLIED (OR TO HAVE BEEN SUPPLIED) UNDER THE AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER DAMAGES, AND REGARDLESS WHETHER THE CLAIM IS BASED ON WARRANTY, CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE. HOWEVER,

***Certain Confidential Information Omitted

IN NO EVENT WILL THE LIABILITY RESTRICTIONS IN THIS SECTION 6.3 APPLY WITH REGARDS TO LIABILITY PURSUANT TO SECTIONS 6.1, 6.2 OR SECTION 8.
0.69
Limitation of Liability and Remedies Regarding the Quality Agreement. During the manufacture of Product pursuant to this Agreement, in the event of a Quality Failure, Purchaser shall, within […***…] days of such Quality Failure, provide Supplier with written notice of such Quality Failure and Supplier shall cure such Quality Failure with respect to the applicable Batch(es) within […***…] days of Purchaser’s notice or such other time period as mutually agreed by the Parties (“Cure Period”).
(m)
Should Supplier, within the Cure Period, notify Purchaser that it disagrees as to whether or not a Quality Failure has occurred, then such disagreement shall be finally resolved within […***…] days of the date of such notice, by a determination of a qualified technical third party mutually agreed upon by Purchaser and Supplier. […***…].
(n)
If Supplier indicates it has cured such Quality Failure and Purchaser disagrees and provides written notice that it does not believe Supplier has cured the Quality Failure within […***…] days, then such disagreement shall be finally resolved within […***…] days of the date of such notice, by a determination of a qualified technical third party mutually agreed upon by Purchaser and Supplier. The costs of such third party determination shall be borne by the Party against whom the discrepancy is resolved.
(o)
If Supplier provides such notice that it disagrees with the Quality Failure or if Supplier indicates it has cured such Quality Failure and Purchaser disagrees, and such discrepancy is resolved by the qualified technical third party in favor of Supplier, and Purchaser’s quality function […***…] as a result of Supplier’s non-compliance with the Quality Agreement, then:
(i)
Purchaser must pay for all Batches ordered pursuant to Firm Purchase Orders, which (y) otherwise conform to the Product Requirements and (z) had been released by Supplier’s quality group at the time of such Quality Failure;
(ii)
Purchaser may invoke its backup supply rights under Section 3.2(a)(vi), subject to paying Supplier […***…];
(iii)
and Purchaser shall remain obligated to […***…], through the remainder of Term of the Agreement, […***…].
(p)
If Supplier fails to notify Purchaser that is disagrees with the Quality Failure or if Supplier indicates it has cured such Quality Failure and Purchaser disagrees, and such discrepancy is resolved in favor of Purchaser, then:
(iv)
Purchaser must pay for […***…]%) of all Batches ordered pursuant to Firm Purchase Orders, which (y) […***…] and (z) had been […***…];
(v)
Purchaser may invoke its backup supply rights under Section 3.2(a)(vi);

***Certain Confidential Information Omitted

(vi)
and Supplier shall give Purchaser […***…].
(q)
EXCLUDING THE […***…], IN NO EVENT SHALL SUPPLIER BE LIABLE TO PURCHASER FOR ANY DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO DIRECT, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 6.4, PURCHASER SHALL NOT HAVE GROUND NOT TO PAY FOR PRODUCT THAT CONFORMS TO THE PRODUCT REQUIREMENTS SOLELY TO THE EXTENT BASED ON […***…].
7.
INSURANCE
0.70
Each Party shall, at its sole cost and expense, procure and maintain in full force during the entire Term of this Agreement the following types of insurance in the minimum amounts set forth below with insurance carriers having a rating of at least A VII as to financial strength by the latest edition of A. M. Best & Co:

Comprehensive General Liability insurance including Products Liability (in the case of Purchaser), Completed Operations Liability, Personal Injury Liability and Advertising Liability covering bodily injury and property damage with combined single limits of $[…***…] each occurrence and $[…***…] annual aggregate.

0.71
Upon execution of this Agreement, each Party shall furnish to the other Party a copy of the certificate of insurance evidencing such coverages referred herein on an Accord form. Each Party shall provide at least thirty (30) days’ written notice to the other Party in the event that such required insurance is being cancelled (except for cancellation due to nonpayment of a premium, which notice shall be at least ten (10) days). All stated insurance policies, where applicable, will designate the other Party as additional insured including primary and non-contributory wording without qualifications or limitation, as its interest may appear. Each Party shall cause its insurers to waive all rights of subrogation against the other Party. The waiver of subrogation clause and additional insured wording must be stated explicitly on the face of the certificate of insurance.
8.
CONFIDENTIALITY
0.72
Both Parties acknowledge that it may be necessary for each to disclose certain technical and proprietary information with respect to the Product to the other. For purposes of this Agreement, the term “Confidential Information” shall mean all such information, including the Specifications, all technical and/or proprietary information relating to the Product, information relating to the marketing of, customers for, and sales as well as the pricing of Product, and all other written information clearly identified as “Confidential” when submitted by the disclosing Party to the receiving Party. The fact that Supplier is manufacturing Product pursuant to the Specifications for Purchaser shall be deemed the Confidential Information of Purchaser. Notwithstanding anything to the contrary in this Agreement, but Subject to the limitations in Section 4.3, Purchaser shall be entitled to provide the Specifications to Purchaser’s contract manufacturers or contract testing laboratories, for purposes of producing Product and any bioresorbable

***Certain Confidential Information Omitted

polymer that can replace Product in Finished Product. All test methods regarding or associated with the manufacture of Product and/or process of manufacturing Product shall be deemed the Confidential Information of Supplier.
0.73
Each receiving Party shall hold in strict confidence any such Confidential Information received from the other Party. Each receiving Party shall not, without the prior written consent of the disclosing Party, (i) disclose such Confidential Information to any third party, other than disclosure of such Confidential Information to a Party's Representatives; or (ii) use such Confidential Information for its own benefit or the benefit of others, in each case, except as may be as may be necessary to fulfill its obligations hereunder or in furtherance of its rights hereunder. In any such case of consented to disclosure, the Party requesting such consent of the disclosing Party shall cause any person to whom such disclosure may be authorized as aforesaid, to agree to hold such information in confidence and not to use or disclose same to the same extent as such Party. However, the foregoing obligations shall not apply to information which:
(r)
at the time of disclosure to the receiving Party or at the time the receiving Party learns of such Confidential Information, was in the public domain, or which thereafter enters the public domain, through no act or omission of the receiving Party; or
(s)
at the time of disclosure to the receiving Party or at the time the receiving Party learns of such Confidential Information, was already in the possession of the receiving Party or its Representatives, and was not acquired (i) from the disclosing Party, or (ii) from another source under an obligation of confidence and/or non-use, as documented by receiving Party’s written records documenting such knowledge; or
(t)
is hereafter lawfully received by the receiving Party or its Representatives on a non-restricted basis from another source having rightful possession of such Confidential Information and the legal right to disclose it to the receiving Party as documented by the receiving Party’s written records; or
(u)
is hereafter independently developed by the receiving Party or its Representatives who is shown not to have received or have available to him or her any such Confidential Information, as documented by the receiving Party’s written records.
0.74
The burden of proving the applicability of any one or more of the above exceptions shall at all times be with the receiving Party. The mutual obligations of confidentiality under this Section shall survive expiration or earlier termination of this Agreement. If a receiving Party is required by a government body or court of law to disclose Confidential Information, the receiving Party agrees, to the extent permitted by law, to give the disclosing Party reasonable advance notice thereof and to cooperate with the reasonable efforts of disclosing Party to contest the disclosure or seek an appropriate protective order.
9.
TERM AND TERMINATION

***Certain Confidential Information Omitted

0.75
This Agreement shall commence on the Effective Date and shall continue for a period of five (5) year(s) (the “Initial Term”). Upon the mutual written consent of both Parties prior to expiration of the Initial Term or any Renewal Term, this Agreement shall renew for successive two (2) year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”). Each July 1 to June 30 of every year of the Agreement shall be considered a Contract Year. In the final Contract Year of the Term, Purchaser agrees to purchase […***…] for that final year and […***…].
0.76
This Agreement may be terminated by either Party:
(v)
upon written notice if the other Party breaches this Agreement in any material manner and shall have failed to remedy or submit to the non-breaching Party a plan to cure such default within sixty (60) days after notice thereof from the terminating Party (a failure of Supplier to supply Product shall not be a terminable event except as covered under Section 9.2(b)); or
(w)
upon written notice by Purchaser in the event of a Supply Failure by Supplier; or
(x)
immediately if the other Party by voluntary or involuntary action goes into liquidation or receivership; or dissolves or files a petition for bankruptcy or reorganization or for suspension of payments or is adjudicated a bankrupt, becomes insolvent or assigns or makes any composition of its assets for the benefit of creditors.
0.77
This Agreement may be terminated at any time by Purchaser if Purchaser does not receive FDA approval to market, distribute and sell Finished Product by December 31, 2019 or, following such approval, if a Regulatory Authority determines that Purchaser is no longer permitted under Applicable Law to market, distribute or sell Finished Product nor have a third party market, distribute or sell Finished Product. If Purchaser provides a notice of termination pursuant to this Section 9.3, Supplier shall continue to supply and Purchaser shall continue to purchase Product the greater of (i) the next […***…], or (ii) the volume of Product […***…].
0.78
In the event this Agreement is terminated by Purchaser pursuant to Section 9.2 and/or 4.2(c), then the Binding Forecast and the Reserved Amount shall no longer be binding on Purchaser.
0.79
Notice of termination must in all cases be given pursuant to Section 14.
0.80
Notwithstanding anything else written in this Agreement, the rights and obligations of the Parties under Sections 3.3, 3.6, 3.7, 3.9, 4.1, 4.3, 4.4, 6.1, 6.2, 6.3, 6.4, 8, 9.5, 11, and 14 shall survive the expiration or termination of this Agreement in accordance with their terms.
10.
FORCE MAJEURE

Neither Party shall be liable for delay or failure to perform its obligations hereunder due to any circumstances beyond its reasonable control, regardless of whether such circumstances can be reasonably foreseen, including, but not limited to acts of God, war

***Certain Confidential Information Omitted

(declared or undeclared), acts of terrorism (and related government actions), riot, political insurrection, rebellion, sabotage, revolution, acts, laws, regulations or orders of or expropriation by any government (whether de facto or de jure), acts of government prohibiting the import or export of the Product, governmental rationing, strike, lock-out or fire, flood, explosion, earthquake, tornados or other natural events or disasters(“Force Majeure”). Labor difficulties, strike, lockout or injunction shall be conclusively presumed to be beyond Supplier’s reasonable control, and accordingly within the meaning and intent of the definition of Force Majeure. If such Force Majeure occurs, the impacted Party shall notify the other Party in writing as soon as practicable of the occurrence of said Force Majeure event, the nature of and expected duration of the Force Majeure event as well as, in the case of Supplier, the effect the Force Majeure event will have on

Supplier’s performance of this Agreement. The impacted Party will be excused from performing its obligations hereunder only during the Force Majeure event and shall not be liable to the other Party for damages by reason of any delay or suspension of performance resulting from the Force Majeure event. Further, in the event of inability for any reason to supply the quantity of Product stated in this Agreement, Supplier must […***…]. If an event of Force Majeure continues and causes a Party to delay its performance of its obligations for more than one hundred and twenty (120) days, then the other Party shall have the right upon written notice to terminate this Agreement without any liability for such termination to the other Party.

11.
GOVERNING LAW, PLACE OF VENUE

This Agreement and all rights and remedies hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to conflict of law principles. The federal and state courts of New Jersey shall have exclusive jurisdiction over any disputes or issues arising out of or in connection with this Agreement, and the Parties hereby irrevocably submit to such exclusive jurisdiction. In performance of this Agreement, Purchaser and Supplier shall comply with all Applicable Laws, including but not limited to those pertaining to environmental protection and safety and health.

12.
AMENDMENT

Notwithstanding any course of performance hereunder or other course of dealing, any amendment to or waiver of any provision of this Agreement must be in writing signed by each Party, and must specifically refer to the provision of the Agreement being amended or waived in order to be effective. Any purported amendment or waiver, whether oral, by electronic communication including emails between Parties, by conduct, custom shall not constitute a writing sufficient to amend this Agreement. The Parties are expressly and deliberately establishing these procedures specifically to avoid any possibility that an amendment, waiver or estoppel of or with respect to any of this Agreement’s terms could be deemed to have been affected in a manner other than as set forth in this Section.

13.
ASSIGNMENT

***Certain Confidential Information Omitted

Neither Party may assign all or any part of this Agreement without the other Party's prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, neither Party shall be required to obtain the consent of the other Party in order to assign or otherwise transfer this Agreement (1) to an Affiliate, including its parent company, if applicable; or (2) in the event of a merger or the sale of substantially all of the assets of such Party or the portion of such Party’s business responsible for performance of this Agreement. Benefits and burdens of this Agreement shall inure to the benefit of and be binding upon both Parties, their respective legal representatives and successors and their assigns, subsidiaries and parent companies.

14.
NOTICES

All notices or other communication permitted or required hereunder shall be sufficiently given if sent by certified mail, return receipt requested, postage prepaid, by a nationally recognized overnight courier service which provides a delivery receipt, or by facsimile (with delivery confirmation), addressed to Purchaser or Supplier at the addresses set forth below or at such other address or as shall be furnished in writing by Purchaser or Supplier to the other pursuant to this Section 14. Any such notice or communication required or permitted hereunder shall be deemed to have been given as of the date received, as evidenced by the postmark on the envelope or the official notice of time and date on a facsimile.

If to Supplier:

Evonik Corporation,

299 Jefferson Road

Parsippany, NJ 07054

Attention: Jeff Smith

Facsimile: […***…]

If to Flexion:

Flexion Therapeutics, Inc.

10 Mall Road

Burlington, MA 01803

Attention: SVP, CMC Operations

Facsimile: […***…]

15.
ENTIRE AGREEMENT

This Agreement and attachments hereto together with the Quality Agreement contain the entire understanding between the Parties with respect to the manufacture and supply of Product and supersedes any and all prior agreements, understandings and arrangements whether written or oral between the Parties with respect thereto. In the event of a conflict between the provisions of this Agreement and the provisions of the Quality Agreement, the provisions of the Quality Agreement shall govern with respect to quality matters and this Agreement shall govern with respect to all other matters.

16.
WAIVER

***Certain Confidential Information Omitted

The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

17.
INDEPENDENT CONTRACTORS

Nothing in this Agreement shall operate to or be construed or interpreted as to render the Parties hereto as other than independent contractors, and neither shall be the employee or agent of the other.

***Certain Confidential Information Omitted

18.
SEVERABILITY

In the event that individual provisions of this Agreement become wholly or partially invalid as evidenced by a ruling of a court of competent jurisdiction, the effectiveness of the remaining rulings shall not be affected, to the extent severable. The Parties undertake in good faith to replace an invalid provision by a valid one which most closely corresponds with the economic intention of the invalid ruling.

19.
BINDING EFFECT.

This Agreement shall bind and inure to the benefit of Supplier, its successors, permitted assigns, and trustees, and of Purchaser, its successors, trustees, and permitted assigns.

20.
CAPTIONS.

The captions and section headings used herein are for reference only and shall otherwise be disregarded.

21.
COUNTERPARTS.
22.
This Agreement may be executed in two or more counter-parts each of which shall be deemed an original. Facsimile and pdf signatures shall have the same force and effect as original signatures.

(Signature Page Follows)

***Certain Confidential Information Omitted

IN WITNESS WHEREOF, the Parties have caused these presents to be signed by their duly authorized representatives.

SUPPLIER: PURCHASER:

Evonik Corporation Flexion Therapeutics, Inc.

By: /s/ Yann D’herve By: /s/ Michael Clayman

Title: Global VP Sales Healthcare Title: CEO

Date: Nov 9, 2016 Date: Nov 10, 2016

***Certain Confidential Information Omitted

EXHIBIT A

Product:

[…***…]

Pricing of all Product:

[…***…]

***Certain Confidential Information Omitted

EXHIBIT B

[…***…]

***Certain Confidential Information Omitted